Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Unique Logistics International, Inc. on Form S-4 of our report dated September 13, 2022, with respect to our audits of the consolidated financial statements of Unique Logistics International, Inc. as of May 31, 2022 and 2021 and for each of the two years in the period ended May 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 9, 2023